Exhibit 99.1

Printronix Announces Second Quarter Results for Fiscal Year 2008

IRVINE, Calif.  – (BUSINESS WIRE) November 1, 2007 – Printronix, Inc. (NASDAQ:PTNX), the leading manufacturer of integrated enterprise printing solutions for the supply chain, today announced results for the second quarter and six month period ended September 28, 2007.  Revenue for the second quarter of fiscal year 2008 was $29.4 million, compared with $29.3 million in the same quarter last year.  The company reported higher net income for the quarter of $1.2 million, or $0.18 per diluted share, compared with a net income of $0.2 million, or $0.03 per diluted share, for the same quarter of the prior fiscal year.

Revenue for the six months ended September 28, 2007 was $60.0 million compared with $60.9 million for the same period last year.  Net income was $2.2 million, or $0.34 per diluted share, compared with a net income of $0.8 million, or $0.12 per diluted share, for the same period last year.

The gross margin increased to 39.6% for the second quarter of fiscal 2008, up from 39.3% in the second quarter of fiscal 2007 primarily due to price increases on certain products and favorable foreign exchange rate changes, partially offset by an adverse shift in product mix.

Operating expenses in the second quarter of fiscal 2008 were $10.8 million, down from $11.3 million in the second quarter of fiscal year 2007.  Included in the overall reduction was a $0.3 million return of excess unused workers compensation premiums from our captive insurance program related to policy years 2003 to 2005.

The company ended the second fiscal quarter of 2008 with cash and short-term investments of $29.0 million, down from $36.3 million at the end of the second quarter of fiscal 2007, and up from $26.2 million at the end of the first quarter of fiscal year 2008.  The decrease in cash and short-term investments from the beginning of the fiscal year is primarily due to a $12.8 million scheduled repayment on a note and a payment of $1.3 million in dividends to stockholders, offset by positive cash flow from operations.

“Our continued focus on cost reduction and containment measures was the primary factor in the significant improvement in our profitability over the comparable period last year,” said Robert Kleist, President and CEO of Printronix.

Transaction Update
On October 1, we signed a definitive agreement to be acquired by an affiliate of Vector Capital, a private equity firm specializing in buyouts and recapitalizations of established technology businesses, for $16.00 per share in cash and a total price of approximately $109 million.  We believe this transaction will deliver fair value to our shareholders and allow the company to more effectively compete in the global printing market.  The Federal Trade Commission has granted early termination to the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 with respect to the transaction.  The closing of the transaction was also conditioned on the delivery of satisfactory Phase I environmental reports on certain of the company’s manufacturing sites and Vector Capital has confirmed that this condition has been satisfied.  The transaction remains subject to additional closing conditions, including adoption of the merger agreement by Printronix shareholders.

Third Quarter Outlook
Printronix also announced that its third quarter revenue is expected to be within a range of $33.5 million to $35.0 million, and that earnings are expected to be within a range of $0.30 per share and $0.38 per share from operations, excluding committed transaction costs which are estimated to be $0.09 per share arising from legal, fairness opinion and other fees.   Earnings per share including those transaction costs are expected to be within a range of $0.21 per share and $0.29 per share for the quarter.

Additional Information and Where to Find It
Printronix filed a preliminary proxy statement on October 19, 2007 and continues to file other documents regarding the proposed acquisition transaction described in this press release with the Securities and Exchange Commission (SEC).  Investors and security holders are advised to read the proxy statement and such other materials when they become available because they will contain important information about the acquisition and Printronix. Investors and security holders will be able to obtain a free copy of the proxy statement and any other documents filed by the company from the SEC Web site at www.sec.gov.  Printronix’s directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of Printronix in connection with the proposed transaction. Information about the directors and executive officers of Printronix is set forth in the proxy statement for Printronix’s 2007 Annual Meeting of Stockholders, which was filed with the SEC on July 20, 2007. Investors and security holders may obtain additional information regarding the interest of such participants by reading the proxy statement regarding the proposed transaction when it becomes available.

Conference Call
There will be an earnings conference call at 4:30 p.m. ET (1:30 p.m. PT) on Thursday, November 1, 2007.  The call will be broadcast live over the Internet and will be hosted by Robert Kleist, President and CEO, and George Harwood, Senior Vice President and CFO.  To access the live audio web cast, go to the Printronix web site at www.printronix.com and select the conference call link to register.  If you are unable to listen to the live web cast, it will be archived for replay on the web site.  To listen to the live conference call via the telephone, you can access the call at 800-909-7113.  Shortly after the call, a telephonic replay will be available through November 15, 2007, by dialing 888-203-1112 or 719-457-0820.  Passcode I.D. 3194168 is required for both the telephonic live call and the telephonic replay.

Forward-Looking Statements
Except for historical information, this press release contains “forward-looking statements” about Printronix, within the meaning of the Private Securities Litigation Reform Act of 1995.  Terms such as “objectives,” “believes,” “expects,” “plans,” “intends,” “should,” “estimates,” “anticipates,” “forecasts,” “projections,” and variations of such words and similar expressions are intended to identify such forward-looking statements.  These statements involve a number of risks, uncertainties and other factors that could cause actual results to differ materially, including: adverse business conditions and a failure to achieve growth in the computer peripheral industry and in the economy in general; the ability of the company to achieve growth in the Asia Pacific market; adverse political and economic events in the company’s markets; a worsening of the global economy due to general conditions; a worsening of the global economy resulting from terrorist attacks or risk of war; a worsening of the global economy resulting from an outbreak of avian flu or other world health epidemic; the ability of the company to maintain its production capability in its Singapore plant or obtain product from its Asia Pacific suppliers should a world health epidemic occur; the ability of the company to hold or increase market share with respect to line matrix printers; the ability of the company to successfully compete against entrenched competition in the thermal printer market; the ability of the company to adapt to changes in requirements for radio frequency identification (“RFID”) products by Wal*Mart and/or the Department of Defense (the “DOD”) and others; the ability of the company to attract and to retain key personnel; the ability of the company’s customers to achieve their sales projections, upon which the company has in part based its sales and marketing plans; the ability of the company to retain its customer base and channel; the ability of the company to compete against alternate technologies for applications in its markets; the ability of the company to continue to develop and market new and innovative products superior to those of the competition and to keep pace with technological change; and that InfoPrint Solutions Company (“InfoPrint Solutions” or “JV of IBM/Ricoh”), the successor entity to IBM’s Printing Systems Division, may change its product and marketing focus in a way that reduces its purchase of Printronix products; the uncertainties associated with effecting the acquisition of Printronix by an affiliate of Vector Capital, including the necessity of receiving Printronix shareholder approval and satisfaction of other closing conditions.  The company does not undertake to publicly update or revise any of its forward-looking statements, even if experience or new information shows that the indicated results or events will not be realized.

About Printronix, Inc.

Since 1974, Printronix, Inc. (NASDAQ:PTNX) has created innovative printing solutions for the industrial marketplace and supply chain.  The company is the worldwide market leader in enterprise solutions for line matrix printing and has earned an outstanding reputation for its high-performance thermal bar code and fanfold laser printing solutions.  Printronix also has become an established leader in pioneering technologies, including radio frequency identification (RFID) printing, bar code compliance and networked printer management.  Printronix is headquartered in Irvine, California.  For company information, see www.printronix.com.

CONTACT:            PRINTRONIX, INC., Irvine

Robert A. Kleist, President, CEO
714-368-2863
George L. Harwood, Senior Vice President Finance, CFO
714-368-2384

or
Media Contact:
WunderMarx, Inc.
Cara Good
714-862-1112, ext. 202
cara.good@wundermarx.com

or
Investor Contact:
EVC Group, Inc.
Douglas M. Sherk
415-896-6818
dsherk@evcgroup.com
Jenifer Kirtland
415-896-2005
jkirtland@evcgroup.com

PRINTRONIX, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS
($ in thousands, except share and per share data)
(unaudited)

	Three Months Ended			Six Months Ended
	September 28,	June 29,	September 29,	September 28,	September 29,
	2007	2007	2006	2007	2006

Revenue	$29,373	$30,641	$29,263	$60,014	$60,913
Cost of sales	17,741	18,286	17,761	36,027	37,012

Gross margin	11,632	12,355	11,502	23,987	23,901

Engineering and development	2,623	2,876	3,092	5,499	6,231
Sales and marketing	5,214	5,749	5,493	10,963	11,448
General and administrative	2,993	2,986	2,720	5,979	5,581

Total operating expenses	10,830	11,611	11,305	22,441	23,260

Income from operations	802	744	197	1,546	641
Interest and other income, net	(441)	(422)	(169)	(863)	(418)

Income before taxes	1,243	1,166	366	2,409	1,059

Provision for income taxes	58	139	155	197	292

Net income	$1,185	$1,027	$211	$2,212	$767

Net income per share:
Basic	$0.19	$0.16	$0.03	$0.35	$0.12
Diluted	$0.18	$0.16	$0.03	$0.34	$0.12

Shares used in computing net
income per share:
Basic	6,388,412	6,385,451	6,299,942	6,386,931	6,291,767
Diluted	6,510,633	6,508,411	6,439,328	6,509,522	6,449,775

Gross margin %	39.6%	40.3%	39.3%	40.0%	39.2%
Operating expenses %	36.9%	37.9%	38.6%	37.4%	38.2%
Income from operations %	2.7%	2.4%	0.7%	2.6%	1.1%
Net income %	4.0%	3.4%	0.7%	3.7%	1.3%

PRINTRONIX, INC. AND SUBSIDIARIES

Consolidated Balance Sheets
($ in thousands)
(unaudited)

	September 28,	June 29,	September 29,
	2007	2007	2006
ASSETS
Cash and cash equivalents	$23,205	$17,976	$32,334
Short-term investments	5,817	8,200	3,991
Accounts receivable, net	17,906	19,379	19,402
Inventories, net	15,762	16,275	16,071
Other current assets	1,645	1,935	2,064
Property, plant and equipment, net	27,646	28,320	30,393
Other long-term assets	1,085	991	725

Total assets	$93,066	$93,076	$104,980

LIABILITIES and STOCKHOLDERS' EQUITY

Accounts payable	$7,831	$7,748	$8,502
Other current liabilities	10,245	10,830	11,165
Current portion of long-term debt	-	-	13,125
Other long-term liabilities	2,145	2,230	2,008
Stockholders' equity	72,845	72,268	70,180

Total liabilities and stockholders' equity	$93,066	$93,076	$104,980

PRINTRONIX, INC. AND SUBSIDIARIES

Sales Classification
(unaudited)

	Three Months Ended				Percent of Total Sales
	September 28,	September 29,	Change		September 28,	September 29,
Sales by Geographic Region	2007	2006	$	%	2007	2006
	($ in thousands)
Americas	$12,742	$14,684	(1,942)	-13.2%	43.4%	50.2%
EMEA	10,178	9,279	899	9.7%	34.6%	31.7%
Asia Pacific	6,453	5,300	1,153	21.8%	22.0%	18.1%

	$29,373	$29,263	$110	0.4%	100.0%	100.0%

	Three Months Ended				Percent of Total Sales
	September 28,	September 29,	Change		September 28,	September 29,
Sales by Product Technology	2007	2006	$	%	2007	2006
	($ in thousands)
Line matrix	$19,570	$21,119	(1,549)	-7.3%	66.6%	72.2%
Thermal	7,628	5,548	2,080	37.5%	26.0%	19.0%
Laser	2,175	2,596	(421)	-16.2%	7.4%	8.8%

	$29,373	$29,263	$110	0.4%	100.0%	100.0%

	Three Months Ended				Percent of Total Sales
	September 28,	September 29,	Change		September 28,	September 29,
Sales by Channel	2007	2006	$	%	2007	2006
	($ in thousands)
OEM	$6,873	$8,334	(1,461)	-17.5%	23.4%	28.5%
Distribution	21,190	19,753	1,437	7.3%	72.1%	67.5%
Direct	1,310	1,176	134	11.4%	4.5%	4.0%

	$29,373	$29,263	$110	0.4%	100.0%	100.0%

PRINTRONIX, INC. AND SUBSIDIARIES

Sales Classification
(unaudited)

	Six Months Ended				Percent of Total Sales
	September 28,	September 29,	Change		September 28,	September 29,
Sales by Geographic Region	2007	2006	$	%	2007	2006
	($ in thousands)
Americas	$27,311	$30,872	(3,561)	-11.5%	45.5%	50.7%
EMEA	20,652	19,458	1,194	6.1%	34.4%	31.9%
Asia Pacific	12,051	10,583	1,468	13.9%	20.1%	17.4%

	$60,014	$60,913	$(899)	-1.5%	100.0%	100.0%

	Six Months Ended				Percent of Total Sales
	September 28,	September 29,	Change		September 28,	September 29,
Sales by Product Technology	2007	2006	$	%	2007	2006
	($ in thousands)
Line matrix	$40,679	$43,867	(3,188)	-7.3%	67.8%	72.0%
Thermal	14,710	11,792	2,918	24.7%	24.5%	19.4%
Laser	4,625	5,254	(629)	-12.0%	7.7%	8.6%

	$60,014	$60,913	$(899)	-1.5%	100.0%	100.0%

	Six Months Ended				Percent of Total Sales
	September 28,	September 29,	Change		September 28,	September 29,
Sales by Channel	2007	2006	$	%	2007	2006
	($ in thousands)
OEM	$14,273	$16,186	(1,913)	-11.8%	23.8%	26.6%
Distribution	43,014	40,873	2,141	5.2%	71.7%	67.1%
Direct	2,727	3,854	(1,127)	-29.2%	4.5%	6.3%

	$60,014	$60,913	$(899)	-1.5%	100.0%	100.0%